EXHIBIT 10.3
FORM OF
AMENDMENT TO SEVERANCE PROTECTION AGREEMENT
WHEREAS,                      (the “Employee”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), are parties to a Severance Protection Agreement dated as of                     , 20_____  (the “Severance Protection Agreement”);
WHEREAS, the parties wish to amend the Severance Protection Agreement to provide that the term of the Severance Protection Agreement generally shall continue until August 31, 2012, with automatic annual extensions thereafter unless either party provides at least 180 days’ advance notice of its intent to terminate the Severance Protection Agreement; and
WHEREAS, the parties further wish to amend the Severance Protection Agreement to eliminate the obligation of the Company to provide a “gross-up” of the golden parachute excise tax under Section 4999 of the Internal Revenue Code and to provide that restricted stock awards granted to the Employee in September 2010 are not subject to “single-trigger” vesting upon a change in control of the Company;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Severance Protection Agreement as follows:
1.	The penultimate sentence of Section 1 is amended to read as follows:
The term of this Agreement shall continue through and including August 31, 2012; provided, however, that commencing August 31, 2012 and on each anniversary thereof, the term shall be automatically extended for an additional one-year period unless the Company or Employee provides the other party at least 180 days prior written notice that the term shall not be so extended; provided, further, that if a Change in Control closes before the term otherwise ends, the term shall continue until two (2) years following the closing of such Change in Control.
2.	Section 2.4 is amended by adding the following new sentence to the end thereof:
This Section 2.4 shall not apply to the restricted stock award granted to Employee on September  _____, 2010.

3.	Section 6 is amended to read as follows:
Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 6, such Payments shall be reduced such that the reduction of compensation to be provided to Employee as a result of this Section 6 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 6 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.

By:
Employee Signature
Title:

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